Exhibit 5.2

May 10, 2010

Wells Fargo & Company,

      420 Montgomery Street,

            San Francisco, California 94163.

Wells Fargo Securities, LLC,

      550 California Street,

            14th Floor, San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $8,549,000 aggregate face amount of Notes Linked to a Global Equity Basket due November 13, 2012 as described in the Company’s prospectus supplement dated April 30, 2010 to the Company’s prospectus dated June 4, 2009 (the “Prospectus Supplement”). We hereby confirm our opinion as set forth under the heading “Supplemental U.S. Income Tax Considerations” in the Prospectus Supplement.

We hereby consent to the reference to us in the Prospectus Supplement under the caption “Supplemental U.S. Income Tax Considerations” and the filing of this opinion as an exhibit to the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

                     /s/ Sullivan & Cromwell LLP